Exhibit 99.1

Media	Investors
Ancel Martinez	Jim Rowe
415-222-3858	415-396-8216

Wells Fargo Announces Pricing Of Pending Tender Offers

San Francisco, June 12, 2012—Wells Fargo & Company (NYSE: WFC) and Wells Fargo Bank, National Association announced today the tender offer consideration payable in connection with the previously announced tender offers (the “Offers”) which commenced on May 30, 2012 to purchase for cash up to $2 billion aggregate principal amount of the outstanding debt securities (the “Notes” and each a “series” of Notes) listed in the table below. The Offers are being made solely pursuant to the Offer to Purchase dated May 30, 2012 (the “Offer to Purchase”). The Offers will expire at 12:00 midnight, New York City time, on the night of June 26, 2012, unless extended (such date and time, as the same may be extended, the “Expiration Date”).

The table below sets forth, for each series of Notes, among other things, the Full Tender Offer Consideration (as defined below) and the Tender Offer Consideration (as defined below). The reference yields listed in the table below were determined by Wells Fargo Securities, LLC, the dealer manager for the Offers, based on the bid-side price of the applicable reference security listed in the table below at 2:00 p.m., New York City time, today, as described in the Offer to Purchase.

Registered holders of Notes (the “Holders”) validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, today will be eligible to receive the “Full Tender Offer Consideration” listed in the table below. Holders who validly tender Notes after such time but at or prior to the Expiration Date will be eligible to receive the “Tender Offer Consideration” listed in the table below. Withdrawal rights for the Offers will expire today at 5:00 p.m., New York City time. Payments for Notes purchased will include accrued and unpaid interest on the tendered Notes accepted for purchase from and including the last interest payment date applicable to such Notes to, but not including, the settlement date, expected to be on June 28, 2012, unless extended.

As further explained in the Offer to Purchase, Wells Fargo & Company and Wells Fargo Bank, National Association will, subject to the terms and conditions of the Offers, accept for purchase Notes in accordance with the “Acceptance Priority Levels” set forth in the table below. If there are sufficient remaining funds to purchase some, but not all, of the Notes of a particular series based on the applicable Acceptance Priority Level, the amount of Notes of that series purchased will be prorated as further described in the Offer to Purchase.

Obligor	Title of Security	CUSIP Number/ISIN	Acceptance Priority Level	Fixed Spread (Basis Points)/ Fixed Price	U.S. Treasury Reference Security	Reference Yield	Tender Offer Consideration(1)	Early Tender Payment(2)	Full Tender Offer Consideration(3)	Maximum Tender Amount(4)

Wells Fargo Bank, N.A.	5.60% Subordinated Notes due 2016(5)	92976GAE1/ US92976GAE17	1	140 bps	0.625% due May 31, 2017	0.737%	$1,092.97	$30.00	$1,122.97	$300,000,000

Wells Fargo Bank, N.A.	5.75% Subordinated Notes due 2016	94980VAE8/ US94980VAE83	2	145 bps	0.625% due May 31, 2017	0.737%	$1,101.93	$30.00	$1,131.93	$350,000,000

Wells Fargo Bank, N.A.	Three-Month LIBOR Floating Rate Subordinated Notes due 2016(5)	92976GAF8/ US92976GAF81	3	$932.50	N/A	N/A	$932.50	$30.00	$962.50	$225,000,000

Wells Fargo Bank, N.A.	5.00% Subordinated Notes due 2015(5)	92976GAA9/ US92976GAA94*	4	145 bps	0.25% due May 15, 2015	0.398%	$1,065.43	$30.00	$1,095.43	$150,000,000

Wells Fargo Bank, N.A.	4.75% Subordinated Notes due 2015	94980VAA6/ US94980VAA61	5	135 bps	0.25% due May 15, 2015	0.398%	$1,046.36	$30.00	$1,076.36	$375,000,000

Wells Fargo Bank, N.A.	4.875% Subordinated Notes due 2015(5)	92976GAD3/ US92976GAD34*	6	135 bps	0.25% due May 15, 2015	0.398%	$1,048.88	$30.00	$1,078.88	$240,000,000

Wells Fargo Bank, N.A.	Three-Month LIBOR Floating Rate Subordinated Notes due 2014(5)	92976GAC5/ US92976GAC50*	7	$955.71	N/A	N/A	$955.71	$30.00	$985.71	$75,000,000

Wells Fargo Bank, N.A.	4.80% Subordinated Notes due 2014(5)	92976GAB7/ US92976GAB77*	8	135 bps	0.25% due May 31, 2014	0.290%	$1,042.28	$30.00	$1,072.28	$75,000,000

Wells Fargo & Company	4.95% Subordinated Notes due 2013	949746FJ5/ US949746FJ50	9	80 bps	0.25% due May 31, 2014	0.290%	$1,019.68	$30.00	$1,049.68	$400,000,000

*	Notes of this series are listed on the Luxembourg Stock Exchange.
(1)	Per $1,000 principal amount of Notes validly tendered after 5:00 p.m., New York City time, on June 12, 2012, unless extended (such date and time, as the same may be extended, the “Early Tender Date”) but validly tendered at or prior to the Expiration Date and accepted for purchase, which is equivalent to the Full Tender Offer Consideration minus the Early Tender Payment.
(2)	Per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date and accepted for purchase.
(3)	Per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date and accepted for purchase.
(4)	The Maximum Tender Amounts are expressed as an aggregate principal amount of each series of Notes.
(5)	Notes originally issued by Wachovia Bank, N.A. Subsequent to such original issuance, Wells Fargo Bank, N.A. became the direct obligor of such Notes by operation of law.

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. Wells Fargo & Company and Wells Fargo Bank, National Association are making the Offers only by, and pursuant to the terms and conditions of, the Offer to Purchase. The offers are not being made to, and any offers or tenders of Notes will not be accepted from, or on behalf of, Holders of Notes in any jurisdiction in which the making of the Offers would not be in compliance with the laws or regulations of such jurisdiction. This announcement is not for distribution into Italy. The making of the Offers is restricted by law, including, but not limited to, the laws of member states of the European Economic area. The complete terms and conditions of the Offers are set forth in the Offer to Purchase and related letter of transmittal that were previously furnished to Holders. Holders are urged to read the tender offer documents carefully. Copies of these documents may be obtained from the information agent for the Offers, D.F. King & Co., Inc., at (800) 949-2583 (US toll-free) and (212) 269-5550 (collect) and at wfc@dfking.com or from the Dealer Manager, Wells Fargo Securities, LLC, at (866) 309-6316 (US toll-free) and (704) 715-8341 (collect).

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.3 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the Internet (wellsfargo.com), and other distribution channels across North America and internationally. With more than 270,000 team members, Wells Fargo serves one in three households in America. Wells Fargo & Company was ranked No. 23 on Fortune’s 2011 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

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